UNITED STATES
                        SECURITIES AND EXCHANGE COMISSION
                              Washington D.C. 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) or (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                Superclick, Inc.
                                ----------------
             (Exact name of registrant as specified in its charter)

           WASHINGTON                                    52-2219677
           ----------                                    ----------
(State or other jurisdiction of             (IRS employer identification number)
 incorporation or organization)

                              11995 EL CAMINO REAL
                                    SUITE 301
                               SAN DIEGO, CA 92130

               (Address, Including Zip Code, Including Area Code,
                        Of Registrant's mailing address)

               REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:
                                 (858) 518-1387

               REGISTRANT'S FACSIMILE NUMBER, INCLUDING AREA CODE:
                                 (858) 279-1799


Securities to be registered pursuant to Section 12(b) of the Act:

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    Title of each class                        Name of each exchange on which
    to be so registered                        Each class is to be registered
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           None                                             N/A
--------------------------------------------------------------------------------

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If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]
                                            ---

Securities Act registration statement file number to which this form relates (if applicable): 333-128341

Securities to be registered pursuant to Section 12(g) of the Act:

         Common Stock, par value $0.0006 per share
         -----------------------------------------
                     (Title of Class)


Item 1.  Description of Registrant's Securities to be Registered.

General

      Our certificate of incorporation, as amended to date, authorizes us to issue up to 120,000,000 shares of common stock and 20,000,000 shares of preferred stock. As of September 13, 2005, we had 28,479,676 shares of common stock issued and outstanding. The transfer agent and registrar for our common stock and is First American Stock Transfer, 1717 E. Bell Road, Suite 2, Phoenix, Arizona, 85022-6200.

Common Stock

      Holders of our common stock are entitled to one vote for each share on all matters to be voted on by our stockholders. Holders of our common stock do not have any cumulative voting rights. Common stockholders are entitled to share ratably in any dividends that may be declared from time to time on the common stock by our board of directors from funds legally available for dividends. Holders of common stock do not have any preemptive right to purchase shares of common stock. There are no conversion rights or sinking fund provisions for our common stock.

Preferred Stock

Although we have no current plans to issue any shares of preferred stock, the issuance of preferred stock or of rights to purchase preferred stock could be used to discourage an unsolicited acquisition proposal. In addition, the possible issuance of preferred stock could discourage a proxy contest, make more difficult the acquisition of a substantial block of our common stock, or limit the price investors might be willing to pay in the future for shares of our common stock.

We believe the preferred stock will provide us with increased flexibility in structuring possible future financing and acquisitions, and in meeting other corporate needs that might arise. Having these authorized shares available for issuance will allow us to issue shares of preferred stock without the expense and delay of a special shareholders' meeting. The authorized shares of preferred stock, as well as shares of common stock, will be available for issuance without further action by shareholders, unless action by shareholders is required by applicable law or the rules of any stock exchange on which our securities may be listed.

Other Matters related to Our Securities.

There are no specific provisions in the Articles or By-Laws of Superclick, Inc. that have the effect of delaying, deferring or preventing a change of control of Superclick, Inc. and that would operate only with respect to a merger, acquisition or corporate restructuring involving Superclick, Inc. (or any of its subsidiaries).

Notwithstanding this, the Board of Directors, under the general powers conferred to it under Superclick Inc.'s By-Laws, have the authority to approve and invoke a shareholders rights plan that will protect shareholders from unfair, abusive or coercive take-over strategies, including the acquisition or control of Superclick, Inc. by a bidder in a transaction or series of transactions that does not treat all shareholders equally or fairly or that does not afford all shareholders an equal opportunity to share in any premium paid upon an acquisition of control. Superclick, Inc. has not adopted such a plan.

Item 2.  Exhibits

3.1 Articles of Incorporation of DDR Systems, Inc. (Incorporated by reference filed with the Company's Form S-1 on February 28, 2000).

3.2 By-laws of DDR Systems, Inc. (Incorporated by reference filed with the Company's Form S-1 on February 28, 2000).

3.3 Certificate of Amendment to the Articles of Incorporation of DDR Systems, Inc., as filed with the Secretary of State of the State of Washington on March 16, 2001. (Incorporated by reference filed with the Company's Form 8-K on April 5, 2001).

3.4 Certificate of Amendment to the Articles of Incorporation of Grand Prix Sports, Inc., as filed with the Secretary of the State of Washington on September 12, 2003. (Incorporated by reference filed with the Company's Form 8-K on October 10, 2003.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                     SUPERCLICK, INC., a Washington Corporation


                                     Date: January 23, 2006

                                     By: /s/ Jean Perrotti
                                         ---------------------
                                     Name: Jean Perrotti
                                     Chief Financial Officer and
                                     Principle Accounting Officer